SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             -----------------------



                                    FORM 8-K

                                 CURRENT REPORT
                             -----------------------




                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                February 8, 1999
                DATE OF REPORT (Date of earliest event reported)



                               ACXIOM CORPORATION
             (Exact name of registrant as specified in its charter)


       DELAWARE                     0-13163                  71-0581897
    (State or other               (Commission               (IRS Employer
    jurisdiction of               File Number)          Identification Number)
     incorporation)




                            301 Industrial Boulevard
                           Conway, Arkansas 72033-2000
                    (Address of principal executive offices)
                                   (Zip Code)


                                 (501) 336-1000
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

         As has been disclosed by registrant in prior filings, on September 17, 1998, registrant acquired May & Speh, Inc. Registrant accounted for the transaction as a pooling of interests. Because of this transaction, if registrant desires to file a registration statement under the Securities Act of 1933, registrant will be required to prepare restated financial statements reflecting such transaction.

         Registrant has prepared restated consolidated financial statements reflecting the above-described transaction and is filing them as Exhibit 99 to this Current Report on Form 8-K so that registrant may incorporate such financial statements into any future registration statements by reference to this report.

Item 7.  Financial Statements and Exhibits

          (c)  Exhibits

               23.1 Consent of KPMG LLP

               23.2 Consent of PricewaterhouseCoopers LLP

               99 Consolidated Financial Statements of Acxiom Corporation (as restated to reflect the acquisition of May & Speh, Inc. on September 17, 1998)

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               ACXIOM CORPORATION


                                          By:  /s/ Catherine L. Hughes
                                             -----------------------------------
                                             Catherine L. Hughes
                                             Secretary and General Counsel
Date: February 8, 1999

                                  Exhibit Index

  Number in
Exhibit Table                              Exhibit

     23.1           Consent of KPMG LLP

     23.2           Consent of PricewaterhouseCoopers LLP

     99 Consolidated Financial Statements of Acxiom Corporation (as restated to reflect the acquisition of May & Speh, Inc. on September 17, 1998)

                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent



The Board of Directors
Acxiom Corporation:


We consent to incorporation by reference in the registration statements (No. 33-17115, No. 33-37609, No. 33-37610, No. 33-42351, No. 33-72310, No. 33-72312,
No. 33-63423 and No. 333-03391) on Form S-8 of Acxiom Corporation of our report dated January 28, 1999, relating to the consolidated financial statements and related consolidated financial statement schedule of Acxiom Corporation and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998 which report appears in this current Form 8-K of Acxiom Corporation.



                                          /s/ KPMG LLP



Little Rock, Arkansas
February 5, 1999

                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-17115, No. 33-37609, No. 33-37610, No. 33-42351,
No. 33-72310,  No. 33-72312,  No. 33-63423,  No. 333-03391 and No. 333-63633) of
Acxiom Corporation of our report dated November 1, 1996, in this Current Report on Form 8-K of Acxiom Corporation, relating to the consolidated balance sheet of May & Speh, Inc. as of September 30, 1996 (not presented separately herein) and the related consolidated statements of operations and of cash flows for the years ended September 30, 1996 and 1995 (not presented separately herein).


PricewaterhouseCoopers LLP
Chicago, Illinois
February 2, 1999

                               ACXIOM CORPORATION
                                AND SUBSIDIARIES

                   Index to Consolidated Financial Statements


                                                                           Page

Independent Auditors' Reports                                                1

Consolidated Balance Sheets - March 31, 1998 and 1997                        3

Consolidated Statements of Earnings - Years ended March 31, 1998,
    1997 and 1996                                                            4

Consolidated Statements of Stockholders' Equity - Years ended
    March 31, 1998, 1997 and 1996                                            5

Consolidated Statements of Cash Flows - Years ended
    March 31, 1998, 1997 and 1996                                            7

Notes to Consolidated Financial Statements                                   9

Financial Statement Schedule - Valuation and Qualifying Accounts -
    Years ended March 31, 1998, 1997 and 1996                               26

                          Independent Auditors' Report


The Board of Directors and Stockholders
Acxiom Corporation:


We have audited the accompanying consolidated financial statements of Acxiom Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of May & Speh, Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 27 percent at March 31, 1997, and total revenues constituting 16 percent and 19 percent during the years ended March 31, 1997 and 1996, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for May & Speh, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acxiom Corporation and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, based on our audits and the report of other auditors, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                            /s/ KPMG LLP

Little Rock, Arkansas
January 28, 1999

                        Report of Independent Accountants


The Board of Directors and Stockholders
of May & Speh, Inc.


In our opinion, the consolidated balance sheet of May & Speh, Inc. (not presented separately herein) and the related statements of operations, of cash flows and of changes in stockholders' equity (not presented separately herein) present fairly, in all material respects, the financial position, results of operations and cash flows of May & Speh, Inc. as of and for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
November 1, 1996

                       ACXIOM CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                             March 31, 1998 and 1997

                             (Dollars in thousands)

               Assets                                      1998          1997
                                                          -------       -------
Current assets:
  Cash and cash equivalents                             $ 115,510        13,119
  Marketable securities                                    11,794        20,334
  Trade accounts receivable, net                          118,281        90,922
  Refundable income taxes                                   7,670         5,360
  Other current assets (note 8)                            34,615        14,412
                                                          -------       -------
      Total current assets                                287,870       144,147
Property and equipment, net of accumulated
  depreciation and amortization (notes 4 and 5)           185,684       142,919
Software, net of accumulated amortization of $11,642
  in 1998 and $11,347 in 1997 (note 3)                     38,673        24,167
Excess of cost over fair value of net assets acquired,
  net of accumulated amortization of $8,585 in 1998
  and $5,030 in 1997 (note 2)                              73,851        55,160
Other assets                                               87,072        45,236
                                                          -------       -------
                                                        $ 673,150       411,629
                                                          =======       =======

    Liabilities and Stockholders' Equity
Current liabilities:
  Current installments of long-term debt (note 5)          10,466         9,411
  Trade accounts payable                                   21,946        19,036
  Accrued expenses:
    Payroll                                                18,293         9,255
    Other                                                  20,846        10,951
  Deferred revenue                                         11,197         3,537
                                                          -------       -------
      Total current liabilities                            82,748        52,190
Long-term debt, excluding current installments (note 5)   254,240       109,371
Deferred income taxes (note 8)                             34,968        18,240
Stockholders' equity (notes 2, 5, 7 and 8):
  Common stock                                              7,405         7,268
  Additional paid-in capital                              121,130       106,546
  Retained earnings                                       175,946       125,597
  Foreign currency translation adjustment                     676           278
  Unearned ESOP compensation                               (1,782)       (5,346)
  Treasury stock, at cost                                  (2,181)       (2,515)
                                                          -------       -------
      Total stockholders' equity                          301,194       231,828

Commitments and contingencies (notes 5, 6, 9, 10 and 13)

                                                          -------       -------
                                                        $ 673,150       411,629
                                                          =======       =======

See accompanying notes to consolidated financial statements.

                       ACXIOM CORPORATION AND SUBSIDIARIES

                       Consolidated Statements of Earnings

                    Years ended March 31, 1998, 1997 and 1996

                (Dollars in thousands, except per share amounts)



                                                 1998        1997        1996
                                                -------     -------     -------

Revenue (notes 2 and 11)                      $ 569,020     479,239     331,543

Operating costs and expenses (notes 3, 6,
  9 and 10):
  Salaries and benefits                         210,327     171,364     121,470
  Computer, communications and other
    equipment                                    86,338      76,366      54,850
  Data costs                                     88,246      77,874      64,945
  Other operating costs and expenses            100,272      87,283      45,689
  Severance cost                                  4,700           -           -
                                                -------     -------     -------
      Total operating costs and expenses        489,883     412,887     286,954
                                                -------     -------     -------
      Income from operations                     79,137      66,352      44,589
                                                -------     -------     -------

Other income (expense):
  Interest expense                              (10,044)     (5,746)     (3,227)
  Other, net (note 14)                            4,294         (71)        560
                                                -------     -------     -------
                                                 (5,750)     (5,817)     (2,667)
                                                -------     -------     -------

Earnings before income taxes                     73,387      60,535      41,922

Income taxes (note 8)                            27,332      22,800      15,838
                                                -------     -------     -------
      Net earnings                            $  46,055      37,735      26,084
                                                =======     =======     =======

Earnings per share:
  Basic                                       $     .64         .54         .41
                                                =======     =======     =======

  Diluted                                     $     .57         .49         .38
                                                =======     =======     =======


See accompanying notes to consolidated financial statements.

                               ACXIOM CORPORATION
                                AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                    Years ended March 31, 1998, 1997 and 1996

                             (Dollars in thousands)


                                                    Common stock
                                                --------------------  Additional
                                                  Number               paid-in
                                                of shares     Amount   capital
                                                ----------    ------   -------

Balances at March 31, 1995                      62,525,172   $ 6,252    44,280
  DataQuick merger (note 2)                      1,969,678       197     5,113
  Retirement of DataQuick common stock prior
    to merger                                            -         -    (1,010)
  Sale of DataQuick common stock prior to
    merger                                               -         -       190
  DataQuick dividends prior to merger                    -         -         -
  May & Speh dividends                                   -         -         -
  Tax benefit of dividends paid on unallocated
    shares of ESOP                                       -         -         -
  Sale of common stock                             562,794        56     2,063
  Tax benefit of stock options exercised
    (note 8)                                             -         -       656
  Purchase and retirement of May & Speh common
    stock                                          (82,464)       (8)        7
  Employee stock awards and shares issued to
    employee benefit plans, net of treasury
    shares repurchased                              13,356         2       881
  ESOP compensation earned                               -         -         -
  Translation adjustment                                 -         -         -
  Net earnings                                           -         -         -
                                                ----------     -----   -------
Balances at March 31, 1996                      64,988,536     6,499    52,180
  Pro CD merger (note 2)                         3,313,324       331     2,647
  Sale of common stock                           4,381,362       438    46,828
  Tax benefit of stock options exercised
    (note 8)                                             -         -     2,232
  Issuance of common stock warrants                      -         -     1,300
  Employee stock awards and shares issued to
    employee benefit plans, net of treasury
    shares repurchased                                   -         -     1,359
  ESOP compensation earned                               -         -         -
  Translation adjustment                                 -         -         -
  Net earnings                                           -         -         -
                                                ----------     -----   -------
Balances at March 31, 1997                      72,683,222     7,268   106,546
  May & Speh merger (note 2)                        72,160         7       115
  Sale of common stock                           1,235,971       124     9,158
  Tax benefit of stock options exercised
    (note 8)                                             -         -     2,763
  Employee stock awards and shares issued to
    employee benefit plans, net of treasury
    shares repurchased                              57,529         6     2,548
  ESOP compensation earned                               -         -         -
   Translation adjustment                                -         -         -
  Net earnings                                           -         -         -
                                                ----------     -----   -------
Balances at March 31, 1998                      74,048,882   $ 7,405   121,130
                                                ==========     =====   =======

See accompanying notes to consolidated financial statements.

             Foreign                         Treasury stock           Total
            currency       Unearned      ----------------------   stockholders'
Retained   translation       ESOP         Number                      equity
earnings   adjustment    compensation    of shares       Amount      (note 7)
--------   -----------   ------------    ---------       ------   -------------

  69,108          7        (11,363)     (1,311,570)    $ (2,407)     105,877
     447          -              -               -            -        5,757

       -          -              -               -            -       (1,010)

       -          -              -               -            -          190
    (468)         -              -               -            -         (468)
  (2,545)         -          1,230               -            -       (1,315)

     247          -              -               -            -          247
       -          -              -               -            -        2,119

       -          -              -               -            -          656

    (259)         -              -               -            -         (260)


       -          -              -          69,328           84          967
       -          -          2,411               -            -        2,411
       -       (870)             -               -            -         (870)
  26,084          -              -               -            -       26,084
 -------      -----          -----       ---------        -----      -------
  92,614       (863)        (7,722)     (1,242,242)      (2,323)     140,385
  (4,752)         -              -               -            -       (1,774)
       -          -              -               -            -       47,266


       -          -              -               -            -        2,232
       -          -              -               -            -        1,300

       -          -              -         145,912         (192)       1,167
       -          -          2,376               -            -        2,376
       -      1,141              -               -            -        1,141
  37,735          -              -               -            -       37,735
 -------      -----          -----       ---------        -----      -------
 125,597        278         (5,346)     (1,096,330)      (2,515)     231,828
   4,294          -          1,188               -            -        5,604
       -          -              -               -            -        9,282

       -          -              -               -            -        2,763


       -          -              -         259,410          334        2,888
       -          -          2,376               -            -        2,376
       -        398              -               -            -          398
  46,055          -              -               -            -       46,055
 -------      -----          -----       ---------        -----      -------
 175,946        676         (1,782)       (836,920)    $ (2,181)     301,194
 =======      =====          =====       =========        =====      =======

                       ACXIOM CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended March 31, 1998, 1997 and 1996

                             (Dollars in thousands)



                                                  1998       1997       1996
                                                 -------    -------    -------

Cash flows from operating activities:
  Net earnings                                 $  46,055     37,735     26,084
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                 49,658     35,400     22,832
    Loss (gain) on disposal or impairment
      of assets                                     (960)     2,412         49
    Provision for returns and doubtful accounts    3,094      4,462        149
    Deferred income taxes                         12,143      8,163      3,926
    Tax benefit of stock options exercised         2,763      2,232        656
    ESOP principal payments                        2,376      2,376      2,411
    Changes in operating assets and liabilities:
      Accounts receivable                        (29,453)   (24,034)    (4,971)
      Other assets                               (42,258)   (16,107)    (4,816)
      Accounts payable and other liabilities      21,025     (8,649)     6,417
                                                 -------    -------     ------
        Net cash provided by operating
          activities                              64,443     43,990     52,737
                                                 -------    -------     ------

Cash flows from investing activities:
  Disposition of assets                           15,340      2,385        402
  Proceeds from sale of marketable securities     19,021     12,919      1,575
  Purchases of marketable securities              (5,778)   (31,366)      (648)
  Cash received in merger                              -         21      1,624
  Development of software                        (21,411)   (10,715)    (5,172)
  Capital expenditures                           (67,865)   (64,973)   (45,939)
  Investments in joint ventures                   (6,072)         -          -
  Net cash paid in acquisitions (note 2)         (19,841)   (16,223)    (6,020)
                                                 -------    -------     ------
        Net cash used in investing activities    (86,606)  (107,952)   (54,178)
                                                 -------    -------     ------

Cash flows from financing activities:
  Proceeds from debt                             125,820     39,459     23,995
  Payments of debt                               (10,015)   (20,994)   (16,414)
  Sale of common stock                            12,171     48,433      2,309
  DataQuick pre-merger retirement of common
    stock                                              -          -     (1,010)
  DataQuick pre-merger dividends                       -          -       (468)
  Dividends paid, net of related ESOP remittance       -          -     (1,315)
  Repurchases of common stock                          -          -       (202)
                                                 -------    -------     ------
        Net cash provided by financing
          activities                             127,976     66,898      6,895
                                                 -------    -------     ------

                                                                    (Continued)
                                      -7-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                    Years ended March 31, 1998, 1997 and 1996

                             (Dollars in thousands)



                                                  1998       1997      1996
                                                 -------    ------    ------

Effect of exchange rate changes on cash        $       2         -       (63)
                                                 -------    ------    ------
Net increase (decrease) in cash and cash
  equivalents                                    105,815     2,936     5,391
Cash and cash equivalents at beginning of year     9,695    10,183     4,792
                                                 -------    ------    ------
Cash and cash equivalents at end of year       $ 115,510    13,119    10,183
                                                 =======    ======    ======


Supplemental cash flow information:
  Convertible debt issued in acquisition
    (note 2)                                   $       -    25,000         -
  Cash paid during the year for:
    Interest                                       9,303     5,053     3,879
    Income taxes                                  12,627    15,131    13,815
    Acquisition of property and equipment
      under capital lease                         14,939    11,373       342
                                                 =======    ======    ======


See accompanying notes to consolidated financial statements.

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


(1)  Summary of Significant Accounting Policies

     (a)  Nature of Operations

          The Company provides information management technology and other related services, primarily for marketing applications. Operating units of the Company provide list services, data warehouse services, data and information products, fulfillment services, computerized list, postal and database services, and outsourcing and facilities management services primarily in the United States (U.S.) and United Kingdom (U.K.), along with limited activities in Canada, Netherlands and Asia.

     (b)  Consolidation Policy

          The consolidated financial statements include the accounts of Acxiom Corporation and its subsidiaries ("Company"). All significant intercompany balances and transactions have been eliminated in consolidation. Investments in 20% to 50% owned entities are accounted for using the equity method.

     (c)  Use of Estimates

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (d)  Marketable Securities

          Investments are stated at cost which approximates fair market value; gains and losses are recognized in the period realized. The Company has classified its securities as available for sale.

     (e)  Accounts Receivable

          Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivables. The Company's receivables are from a large number of customers. Accordingly, the Company's credit risk is affected by general economic conditions. Although the Company has several large individual customers, concentrations of credit risk are limited because of the diversity of the Company's customers.

          Trade accounts receivable are presented net of allowances for doubtful accounts and credits of $3.6 million and $4.7 million in 1998 and 1997, respectively.

                                                                     (Continued)
                                      -9-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


     (f)  Property and Equipment

          Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, 5 - 31.5 years; office furniture and equipment, 3 - 12 years; and data processing equipment, 2 - 10 years.

          Property held under capitalized lease arrangements is included in property and equipment, and the associated liabilities are included with long-term debt. Property and equipment taken out of service and held for sale is recorded at net realizable value and depreciation is ceased.

     (g)  Software and Research and Development Costs

          Capitalized and purchased software costs are amortized on a straight-line basis over the remaining estimated economic life of the product, or the amortization that would be recorded by using the ratio of gross revenues for a product to total current and anticipated future gross revenues for that product, whichever is greater. Research and development costs incurred prior to establishing technological feasibility of software products are charged to operations as incurred.

          The American Institute of Certified Public Accountants has issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") which is effective for financial statements for fiscal years beginning after December 14, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. This pronouncement identifies the characteristics of internal use software and provides guidance on new cost recognition principles. The Company does not believe the adoption of SOP 98-1 will have a material impact on the manner in which the Company has been accounting for such costs.

     (h)  Excess of Cost Over Fair Value of Net Assets Acquired

          The excess of acquisition costs over the fair values of net assets acquired in business combinations treated as purchase transactions ("goodwill") is being amortized on a straight-line basis over 15 to 25 years from acquisition dates. The Company periodically evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from the projected, undiscounted net cash flows of the related business unit. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     (i)  Revenue Recognition

          Revenue from direct marketing services, including the production and delivery of marketing lists and enhancement data, and from information technology outsourcing services, including facilities management contracts, are recognized as services are performed. Services performed are generally determined based upon records processed or computer time used. In the case of long-term outsourcing contracts, capital expenditures incurred in connection with the contract are capitalized and amortized over the term of the contract whereby profit is recognized under the contracts at a consistent rate of margin as services are performed under the contract. In


                                                                     (Continued)
                                      -10-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


          certain outsourcing contracts, additional revenue is recognized based upon attaining certain annual margin improvements or cost savings over performance benchmarks as specified in the contracts. Such additional revenue is recognized when it is determinable that such benchmarks have been met.

          Revenue from sales and licensing of software and data are recognized when the software and data are delivered; the fee for such data is fixed or determinable; and collectibility of such fee is probable. Software and data file maintenance is recognized over the term of the agreements. In the case of multiple-element software and data arrangements, revenue is allocated to the respective elements based upon their relative fair value. Billed but unearned portions of revenue are deferred.

          Included in other assets are unamortized outsourcing capital expenditure costs in the amount of $25.0 million and $18.1 million as of March 31, 1998 and 1997, respectively. Noncurrent receivables from software license, data, and equipment sales are also included in other assets in the amount of $20.3 million and $9.6 million as of March 31, 1998 and 1997, respectively. The current portion of such receivables is included in other current assets in the amount of $9.5 million and $2.9 million as of March 31, 1998 and 1997, respectively. Certain of the noncurrent receivables have no stated interest rate. In such cases, such receivables have been discounted using an appropriate imputed interest rate based upon the customer, type of agreement, collateral and payment terms. This discount is being recognized into income using the interest method.

     (j)  Income Taxes

          The Company and its domestic subsidiaries file a consolidated Federal income tax return. The Company's foreign subsidiaries file separate income tax returns in the countries in which their operations are based.

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (k)  Foreign Currency Translation

          The balance sheets of the Company's foreign subsidiaries are translated at year-end rates of exchange, and the statements of earnings are translated at the weighted average exchange rate for the period. Gains or losses resulting from translating foreign currency financial statements are accumulated in a separate component of stockholders' equity.

                                                                     (Continued)
                                      -11-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996



     (l)  Earnings Per Share

          The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" during the year ended March 31, 1998. Below is the calculation and reconciliation of the numerator and denominator of basic and diluted earnings per share (in thousands, except per share amounts):

                                               1998         1997          1996
                                              ------       ------        ------

          Basic earnings per share:
            Numerator (net earnings)        $ 46,055       37,735        26,084
                                              ======       ======        ======

            Denominator (weighted
              average shares outstanding)     72,199       69,279        63,398
                                              ======       ======        ======

            Earnings per share              $    .64          .54           .41
                                              ======       ======        ======

          Diluted earnings per share:
            Numerator:
              Net earnings                  $ 46,055       37,735        26,084
              Interest expense on
                convertible debt
                (net of tax effect)              465          445             -
                                              ------       ------        ------
                                            $ 46,520       38,180        26,084
                                              ======       ======        ======
          Denominator:
            Weighted average shares
              outstanding                     72,199       69,279        63,398
            Effect of common stock options     3,593        3,782         2,874
            Effect of common stock warrant     3,015        3,004         2,295
            Convertible debt                   2,102        2,000             -
                                              ------       ------        ------
                                              80,909       78,065        68,567
                                              ======       ======        ======
          Earnings per share                $    .57          .49           .38
                                              ======       ======        ======

          Options to purchase shares of common stock that were outstanding during 1998, 1997 and 1996 but were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares are shown below.

                                  1998              1997              1996
                             ---------------   ---------------   ---------------

          Number of shares
            under option        2,176,043         1,431,992          568,287

          Range of exercise
            prices           $15.94 - $35.92   $18.61 - $35.00   $12.25 - $24.81


                                                                     (Continued)
                                      -12-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996



     (m)  Impairment of Long-Lived  Assets and Long-Lived  Assets to Be Disposed
          Of

          Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (n)  Cash and Cash Equivalents

          The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     (o)  Reclassifications

          To conform to the 1998 presentation, certain accounts for 1997 and 1996 have been reclassified. The reclassifications had no effect on net earnings.

(2)  Acquisitions

     On September 17, 1998 the Company issued 20,858,923 shares of its common stock in exchange for all outstanding capital stock of May & Speh, Inc. ("May & Speh"). Additionally, the Company assumed all of the currently outstanding options granted under May & Speh's stock option plans with the result that 4,289,202 shares of the Company's common stock became subject to issuance upon exercise of such options. This business combination has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of May & Speh.

     The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below.

                                     1998            1997            1996
                                    -------         -------         -------

      Revenue:
        Acxiom Corporation        $ 465,065         402,016         269,902
        May & Speh                  103,955          77,223          61,641
                                    -------         -------         -------

          Combined                $ 569,020         479,239         331,543
                                    =======         =======         =======

      Net earnings:
        Acxiom Corporation           35,597          27,512          18,223
        May & Speh                   10,458          10,223           7,861
                                    -------         -------         -------

          Combined                $  46,055          37,735          26,084
                                    =======         =======         =======

                                                                     (Continued)

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


     Prior to the combination, May & Speh's fiscal year ended September 30. In recording the pooling-of-interests combination, May & Speh's consolidated financial statements as of and for the year ended March 31, 1998 were combined with Acxiom's consolidated financial statements for the same period and May & Speh's consolidated financial statements as of September 30, 1996 and for each of the two years ended September 30, 1996 were combined with Acxiom's consolidated financial statements as of March 31, 1997 and for each of the two years ended March 31, 1997, respectively. May & Speh's unaudited consolidated results of operations for the six months ended March 31, 1997 included revenue of $42.9 million and net earnings of $4.3 million. An adjustment has been made to retained earnings as of March 31, 1997 to record the net earnings of May & Speh for the six months ended March 31, 1997.

     Effective October 1, 1997, the Company acquired 100% ownership of MultiNational Concepts, Ltd. ("MultiNational") and Catalog Marketing Services, Inc. (d/b/a Shop the World by Mail), entities under common control (collectively "STW"). Total consideration was $4.6 million (net of cash acquired) and other cash consideration based on the future performance of STW. MultiNational, headquartered in Hoboken, New Jersey, is an international mailing list and database maintenance provider for consumer catalogers interested in developing foreign markets. Shop the World by Mail, headquartered in Sarasota, Florida, provides cooperative customer acquisition programs, and also produces an international catalog of catalogs whereby end-customers in over 60 countries can order catalogs from around the world.

     Also effective October 1, 1997, the Company acquired Buckley Dement, L.P. and its affiliated company, KM Lists, Incorporated (collectively "Buckley Dement"). Buckley Dement, headquartered in Skokie, Illinois, provides list brokerage, list management, promotional mailing and fulfillment, and merchandise order processing to pharmaceutical, health care, and other commercial customers. Total consideration was $14.2 million (net of cash acquired) and other cash consideration based on the future performance of Buckley Dement.

     Both the Buckley Dement and STW acquisitions are accounted for as purchases and their operating results are included with the Company's results beginning October 1, 1997. The purchase price for the two acquisitions exceeded the fair value of net assets acquired by $12.6 million and $5.2 million for Buckley Dement and STW, respectively. The resulting excess of cost over net assets acquired is being amortized over its estimated economic life of 20 years. The pro forma combined results of operations, assuming the acquisitions occurred at the beginning of the fiscal year, are not materially different than the historical results of operations reported.

     On April 9, 1996, the Company issued 3,313,324 shares of its common stock for all of the outstanding common stock and common stock options of Pro CD, Inc., ("Pro CD"). Headquartered in Danvers, Massachusetts, Pro CD is a publisher of reference software on CD-ROM. The business combination was accounted for as a pooling-of-interests. The stockholders' equity and operations of Pro CD were not material in relation to those of the Company. As such, the Company recorded the combination by restating stockholders' equity as of April 1, 1996, without restating prior years' financial statements to reflect the pooling-of-interests. At April 1, 1996 Pro CD's liabilities exceeded its assets by $1.8 million.

                                                                     (Continued)

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


     Also in April, 1996, the Company acquired the assets of Direct Media/DMI, Inc. ("DMI") for $25 million and the assumption of certain liabilities of DMI. The $25 million purchase price is payable in three years, is partially collateralized by a letter of credit (see note 5), and may, at DMI's option, be paid in two million shares of Acxiom common stock in lieu of cash plus accrued interest. Headquartered in Greenwich, Connecticut, DMI provides list brokerage, management and consulting services to business-to-business and consumer list owners and mailers. At April 1, 1996 the liabilities assumed by the Company exceeded the fair value of the net assets acquired from DMI by approximately $1.0 million. The resulting excess of purchase price over fair value of net assets acquired is being amortized over its estimated economic life of 20 years. The acquisition has been accounted for as a purchase, and accordingly, the results of operations of DMI are included in the consolidated results of operations from the date of its acquisition.

     The purchase price for DMI has been allocated as follows (dollars in thousands):

        Trade accounts receivable                                 $  7,558
        Property and equipment                                       2,010
        Software                                                     3,500
        Excess of cost over fair value of net assets acquired       25,993
        Other assets                                                   840
        Short-term note payable to bank                            (11,594)
        Accounts payable and other liabilities                      (3,020)
        Long-term debt                                                (287)
                                                                    ------
                                                                  $ 25,000
                                                                    ======

     On August 25, 1995, the Company acquired all of the outstanding capital stock of DataQuick Information Systems (formerly an "S" Corporation) and DQ Investment Corporation (collectively, "DataQuick"). The Company exchanged 1,969,678 shares of its common stock for all of the outstanding shares of capital stock of DataQuick. Additionally, the Company assumed all of the currently outstanding options granted under DataQuick's stock option plans, with the result that 1,616,740 shares of the Company's common stock became subject to issuance upon exercise of such options (see note 7). The acquisition was accounted for as a pooling-of-interests.

     DataQuick, headquartered in San Diego, California, provides real property information to support a broad range of applications including marketing, appraisal, real estate, banking, mortgage and insurance. This information is distributed on-line and via CD-ROM, list services, and microfiche.

     The stockholders' equity and operations of DataQuick were not material in relation to those of the Company. As such, the Company recorded the combination by restating stockholders' equity as of April 1, 1995, without restating prior years' financial statements to reflect the pooling-of-interests combination. DataQuick's net assets as of April 1, 1995 totaled $5.8 million. The statements of earnings for the years ended March 31, 1998, 1997 and 1996 include the results of DataQuick for the entire periods presented. Included in the statement of earnings for 1996 are revenues of $8.0 million and earnings before income taxes of $79,000 for DataQuick for the period from April 1, 1995 to August 25, 1995.

                                                                     (Continued)
                                      -15-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996



(3)  Software and Research and Development Costs

     The Company recorded amortization expense related to internally developed computer software of $5.9 million, $5.4 million and $3.1 million in 1998, 1997 and 1996, respectively. Additionally, research and development costs of $13.7 million, $13.0 million and $8.3 million were charged to operations during 1998, 1997 and 1996, respectively.

(4)  Property and Equipment

     Property and equipment is summarized as follows (dollars in thousands):

                                                          1998          1997
                                                         -------       -------

       Land                                            $   8,344         8,441
       Buildings and improvements                         74,634        68,122
       Office furniture and equipment                     24,456        17,036
       Data processing equipment                         193,959       141,766
                                                         -------       -------
                                                         301,393       235,365
       Less accumulated depreciation and amortization    115,709        92,446
                                                         -------       -------
                                                       $ 185,684       142,919
                                                         =======       =======

(5)  Long-Term Debt

     Long-term debt consists of the following (dollars in thousands):

                                                           1998         1997
                                                          -------      -------

       5.25% convertible subordinated notes due 2003    $ 115,000            -

       Unsecured revolving credit agreement                36,445       21,454

       6.92% Senior notes due March 30, 2007, payable
         in annual installments of $4,286 commencing
         March 30, 2001; interest is payable
         semi-annually                                     30,000       30,000

       3.12% Convertible note, interest and principal
         due April 30, 1999; partially collateralized
         by letter of credit; convertible at maturity
         into two million shares of common stock
         (note 2)                                          25,000       25,000

       Capital leases on land, buildings and equipment
         payable in monthly payments of $359 of
         principal and interest; remaining terms of
         from five to twenty years; interest rates
         approximately 8%                                  22,818        9,975

       Obligation payable under software license
         agreement                                         10,949            -

                                                                     (Continued)
                                      -16-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996



                                                           1998         1997
                                                          -------      -------

       8.5% unsecured term loan; quarterly principal
         payments of $200 plus interest with the
         balance due in 2005                            $   9,800       11,200

       9.75% Senior notes, due May 1, 2000, payable
         in annual installments of $2,143 each May 1;
         interest is payable semi-annually                  6,429        8,571

       ESOP loan (note 10)                                  1,782        5,346

       Other capital leases, debt and long-term
         liabilities                                        6,483        7,236
                                                          -------      -------

           Total long-term debt                           264,706      118,782

       Less current installments                           10,466        9,411
                                                          -------      -------
           Long-term debt, excluding current
             installments                               $ 254,240      109,371
                                                          =======      =======

     In March 1998, May & Speh completed an offering of $115 million 5.25% convertible subordinated notes due 2003. The notes are convertible at the option of the holder into shares of the Company's common stock at a conversion price of $19.89 per share. The notes also are redeemable, in whole or in part, at the option of the Company at any time on or after April 3, 2001. The total net proceeds to the Company were approximately $110.8 million after deducting underwriting discounts and commissions and estimated offering expenses.

     The unsecured revolving credit agreement, which expires January 31, 2003 provides for revolving loans and letters of credit in amounts of up to $125 million. The terms of the credit agreement provide for interest at the prime rate (or, at other alternative market rates at the Company's option). At March 31, 1998, the effective rate was 7.175%. The agreement requires a commitment fee equal to 3/16 of 1% on the average unused portion of the loan. A letter of credit in the amount of $6.6 million is outstanding in connection with an acquisition (see note 2), leaving $118.4 million available for revolving loans. The Company also has another unsecured line of credit amounting to $1.5 million of which none was outstanding at March 31, 1998 or 1997. The other unsecured line expires July 30, 1998 and bears interest at the prime rate less 1/2 of 1%.

     Under the terms of certain of the above borrowings, the Company is required to maintain certain tangible net worth levels and working capital, debt-to-equity and debt service coverage ratios. At March 31, 1998, the Company was in compliance with all such financial requirements. The aggregate maturities of long-term debt for the five years ending March 31, 2003 are as follows: 1999, $9.5 million; 2000, $31.4 million; 2001, $10.7 million; 2002, $7.3 million; and 2003, $44.2 million.


                                                                     (Continued)
                                      -17-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


     In June 1997, May & Speh entered into a sale-leaseback agreement with a third party selling its existing office building and land, including 10.4 acres located adjacent to the existing building that will be used to build a new 200,000 square foot building. May & Speh has entered into a 20-year lease with the third party on the existing building, and it has also entered into a 20-year lease for the new 200,000 square foot building currently under construction on the property adjacent to May & Speh's executive offices. The lease commences upon completion of the building which is expected to be completed in September 1998 and is classified as a capital lease. The existing building and land were sold at its book value of approximately $12.2 million. The interest rate implicit in the capital lease approximates 8%.

(6)  Leases

     The Company leases data processing equipment, office furniture and equipment, land and office space under noncancellable operating leases. Future minimum lease payments under noncancellable operating leases for the five years ending March 31, 2003 are as follows: 1999, $12.5 million; 2000, $10.2 million; 2001, $7.2 million; 2002, $3.7 million; and 2003, $2.5 million.

     Total rental expense on operating leases was $15.2 million, $18.4 million and $12.3 million for the years ended March 31, 1998, 1997 and 1996, respectively.

(7)  Stockholders' Equity

     The Company has authorized 200 million shares of $.10 par value common stock and 1 million shares of authorized but unissued $1.00 par value preferred stock. The Board of Directors of the Company may designate the relative rights and preferences of the preferred stock when and if issued. Such rights and preferences could include liquidation preferences, redemption rights, voting rights and dividends and the shares could be issued in multiple series with different rights and preferences. The Company currently has no plans for the issuance of any shares of preferred stock.

     On March 29, 1996, May & Speh completed an initial public offering of 3,350,000 shares of its common stock (2,680,000 shares as adjusted for merger with Acxiom) and on April 24, 1996 completed the offering of an additional 1,005,000 shares of common stock (804,000 shares as adjusted) that were subject to an over-allotment granted to the underwriters of the offering. Total net proceeds from the offering were approximately $43.5 million.

     On March 30, 1998, May & Speh also completed an offering of 325,000 shares of its common stock (260,000 shares as adjusted). Total net proceeds were approximately $3.5 million.

     In connection with its data center management agreement ("Agreement") entered into in August, 1992 with Trans Union Corporation ("Trans Union"), the Company issued a warrant, which expires on August 31, 2000 and entitles Trans Union to acquire up to 4 million additional shares of newly-issued common stock. The exercise price for the warrant stock is $3.06 per share through August 31, 1998 and increases $.25 per share in each of the two years subsequent to August 31, 1998. The warrant was exercised for 4 million shares on August 31, 1998.

                                                                     (Continued)
                                      -18-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996



     The Company has for its U.S. employees a Key Employee Stock Option Plan ("Plan") for which 15.2 million shares of the Company's common stock have been reserved. The Company has for its U.K. employees a U.K. Share Option Scheme ("Scheme") for which 1.6 million shares of the Company's common stock have been reserved. These plans provide that the option price, as determined by the Board of Directors, will be at least the fair market value at the time of the grant. The term of nonqualified options is also determined by the Board of Directors. Incentive options granted under the plans must be exercised within 10 years after the date of the option. At March 31, 1998, 2,161,461 shares and 824,163 shares are available for future grants under the Plan and the Scheme, respectively.

     May & Speh had options outstanding under two separate plans at March 31, 1998. Generally, such options vest and become exercisable in five equal annual increments beginning one year after the issue date and expire 10 years after the issue date except in the event of change in control of May & Speh all options become fully vested and exercisable. Pursuant to the merger, the Company assumed all of the currently outstanding options granted under the May & Speh plans with the result that shares of the Company's common stock become subject to issuance upon exercise of such options.

     Activity in stock options was as follows:

                                                       Weighted
                                          Number        average       Number of
                                            of           price         shares
                                          shares       per share     exercisable
                                        ----------     ---------     -----------

     Outstanding at March 31, 1995       4,928,696      $ 4.68        1,715,966
       Granted                           3,821,356        9.42
       DataQuick acquisition (note 2)    1,616,740        2.93
       Exercised                          (371,046)       2.49
       Terminated                         (486,000)       2.59
                                        ----------
     Outstanding at March 31, 1996       9,509,746        7.18        3,467,728
       Granted                           1,300,811       17.29
       Pro CD acquisition (note 2)         294,132        1.76
       Exercised                          (835,369)       2.41
       Terminated                          (93,255)       7.29
                                        ----------
     Outstanding at March 31, 1997      10,176,065        8.31        3,974,265
       May & Speh acquisition (note 2)     217,440       16.89
       Granted                           2,143,176       14.88
       Exercised                          (977,511)       3.86
       Terminated                         (157,190)      11.89
                                        ==========
     Outstanding at March 31, 1998      11,401,980        9.63        5,316,861
                                        ==========                    =========

     The per share weighted-average fair value of stock options granted during fiscal 1998, 1997 and 1996 was $9.91, $8.61 and $4.14, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: Dividend yield of 0% for 1998, 1997 and 1996; risk-free interest rate of 6.79% in 1998, 6.71% in 1997 and 6.16% in 1996; expected option life of 10 years for 1998, 1997 and 1996; and expected volatility of 38.69% in 1998, 34.85% in 1997 and 28.53% in 1996.

                                                                     (Continued)
                                      -19-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


     Following is a summary of stock options outstanding as of March 31, 1998:

                           Options outstanding             Options exercisable
                   ------------------------------------   ----------------------
                                  Weighted     Weighted                 Weighted
                                   average     average                  average
     Range of                     remaining    exercise                 exercise
     exercise        Options     contractual     per        Options       per
      prices       outstanding      life        share     exercisable    share
  --------------   -----------   -----------   --------   -----------   --------

 $ 1.38 -   2.54    1,413,970     6.72 years   $ 2.13      1,270,298    $ 2.17
   2.56 -   4.69    2,602,553     3.77 years     3.39      1,704,543      3.41
   5.38 -   6.25    1,500,635     5.12 years     6.11        891,683      6.04
   7.43 -  15.70    3,296,022     4.15 years    12.49      1,071,475     13.32
  15.75 -  24.85    2,318,924     5.39 years    20.43        352,267     22.05
  25.34 -  35.92      269,876    12.82 years    31.00         26,595     30.96
                   ----------    -----------    -----     ----------     -----
                   11,401,980     4.96 years   $ 9.63      5,316,861    $ 6.92
                   ==========    ===========    =====     ==========     =====

     The Company applies the provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the stock based compensation plans. Accordingly, no compensation cost has been recognized by the Company in the accompanying consolidated statements of earnings for any of the fixed stock options granted. Had compensation cost for options granted been determined on the basis of the fair value of the awards at the date of grant, consistent with the methodology prescribed by SFAS No. 123, the Company's net earnings would have been reduced to the following pro forma amounts for the years ended March 31 (dollars in thousands, except per share amounts):

                                                      1998      1997      1996
                                                     ------    ------    ------

     Net earnings                  As reported     $ 46,055    37,735    26,084
                                   Pro forma         39,625    36,672    25,902

     Basic earnings per share      As reported     $    .64       .54       .41
                                   Pro forma            .55       .53       .41

     Diluted earnings per share    As reported     $    .57       .49       .38
                                   Pro forma            .50       .48       .38

     Pro forma net earnings reflect only options granted after fiscal 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period of 8-9 years and compensation cost for options granted prior to April 1, 1995 is not considered.

     The Company maintains an employee stock purchase plan which provides for the purchase of shares of common stock at 85% of the market price. There were 125,151, 110,332 and 190,470 shares purchased under the plan during the years ended March 31, 1998, 1997 and 1996, respectively.


                                                                     (Continued)
                                      -20-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


(8)  Income Taxes

     Total income tax expense was allocated as follows (dollars in thousands):

                                                      1998      1997      1996
                                                     ------    ------    ------

        Income from operations                     $ 27,332    22,800    15,838

        Stockholders' equity, for compensation
          expense for tax purposes in excess
          of amounts recognized for financial
          reporting purposes                         (2,763)   (2,232)     (656)
                                                     ------    ------    ------
                                                   $ 24,569    20,568    15,182
                                                     ======    ======    ======

     Income tax expense attributable to earnings from operations consists of (dollars in thousands):

                                                      1998      1997      1996
                                                     ------    ------    ------

        Current expense:
          Federal                                  $ 12,247    13,009    10,079
          Foreign                                     1,206        83         -
          State                                       1,736     1,545     1,833
                                                     ------    ------    ------
                                                     15,189    14,637    11,912
                                                     ------    ------    ------
        Deferred expense:
          Federal                                     9,792     5,979     3,105
          Foreign                                        23       687       161
          State                                       2,328     1,497       660
                                                     ------    ------    ------
                                                     12,143     8,163     3,926
                                                     ------    ------    ------
            Total tax expense                      $ 27,332    22,800    15,838
                                                     ======    ======    ======

     The actual income tax expense attributable to earnings from operations differs from the expected tax expense (computed by applying the U.S. Federal corporate tax rate of 35% to earnings before income taxes) as follows (dollars in thousands):

                                                      1998      1997      1996
                                                     ------    ------    ------

        Computed expected tax expense              $ 25,685    21,187    14,673
        Increase (reduction) in income taxes
          resulting from:
            State income taxes, net of Federal
              income tax benefit                      2,642     1,977     1,621
            Research and experimentation credits       (715)     (683)     (800)
            Other                                      (280)      319       344
                                                     ------    ------    ------
                                                   $ 27,332    22,800    15,838
                                                     ======    ======    ======

                                                                     (Continued)
                                      -21-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31, 1998 and 1997 are presented below (dollars in thousands).

                                                              1998       1997
                                                             ------     ------

        Deferred tax assets:
          Accrued expenses not currently deductible
            for tax purposes                              $   2,150      1,840
          Investments, principally due to differences
            in basis for tax and financial reporting
            purposes                                            676        327
          Net operating loss carryforwards                        -      1,208
          Other                                                 849        949
          Valuation allowance                                     -     (1,208)
                                                              -----     ------
              Total deferred tax assets                       3,675      3,116
                                                              -----     ------

        Deferred tax liabilities:
          Property and equipment, principally due
            to differences in depreciation                  (11,099)    (7,494)
          Intangible assets, principally due to
            differences in amortization                      (2,212)      (551)
          Capitalized software and other costs
            expensed as incurred for tax purposes           (20,618)   (12,554)
          Installment sale gains for tax purposes            (1,843)      (259)
                                                             ------     ------
              Total deferred tax liabilities                (35,722)   (20,858)
                                                             ------     ------
              Net deferred tax liability                   $(32,097)   (17,742)
                                                             ======     ======

     The valuation allowance for deferred tax assets as of March 31, 1996 was $328,000. The net change in the total valuation allowance for the years ended March 31, 1998 and 1997 was a decrease of $1.2 million and an increase of $880,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the Company's history of substantial profitability and taxable income and its utilization of tax planning strategies, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of any valuation allowances. Included in other current assets are deferred tax assets of $2.9 million and $0.5 million at March 31, 1998 and 1997, respectively.


                                                                     (Continued)
                                      -22-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996


(9)  Related Party Transactions

     The Company leases certain equipment from a business partially owned by an officer. Rent expense under these leases was approximately $797,000 during the years ended March 31, 1998 and 1997, respectively, and $371,000 during the year ended March 31, 1996. Under the terms of the lease in effect at March 31, 1998 the Company will make monthly lease payments of $66,000 through December, 2001. The Company has agreed to pay the difference, if any, between the sales price of the equipment and 70 percent of the lessor's related loan balance (approximately $5.4 million at March 31, 1998) should the Company elect to exercise its early termination rights or not extend the lease beyond its initial five year term and the lessor sells the equipment as a result thereof.

(10) Retirement Plans

     The Company has a retirement savings plan which covers substantially all domestic employees. The Company also offers a supplemental non-qualified deferred compensation plan for certain management employees. The Company matches 50% of the employee's salary deferred contributions under both plans up to 6% annually and may contribute additional amounts to the plans from the Company's earnings at the discretion of the Board of Directors.

     Effective October 1, 1988, May & Speh established the May & Speh, Inc. Employee Stock Ownership Plan ("ESOP") for the benefit of substantially all of its employees. May & Speh borrowed $22,500,000 from a bank ("ESOP Loan") and loaned the proceeds to the ESOP for the purpose of providing the ESOP sufficient funds to purchase 9,887,340 shares of May & Speh's common stock at $2.28 per share. The terms of the ESOP agreement required May & Speh to make minimum contributions sufficient to meet the ESOP's debt service obligations.

     Company  contributions  for the above plans amounted to approximately  $4.3
     million,   $3.9  million  and  $3.2   million  in  1998,   1997  and  1996,
     respectively.

(11) Major Customers

     In 1998, 1997 and 1996, the Company had two major customers who accounted for more than 10% of revenue. Allstate Insurance Company accounted for revenue of $74.7 million (13.1%), $67.7 million (14.1%), and $55.8 million (16.8%) in 1998, 1997 and 1996, respectively, and Trans Union accounted for revenue of $54.9 million (9.6%), $56.6 million (11.8%) and $42.0 million (12.7%) in 1998, 1997 and 1996, respectively. At March 31, 1998, accounts receivable from these customers was $7.6 million and $10.1 million, respectively.

                                                                     (Continued)

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996



(12) Foreign Operations

     The following table shows financial information by geographic area for the years 1998, 1997 and 1996 (dollars in thousands).

                                          United       United
                                          States       Kingdom      Consolidated
                                          -------      -------      ------------

       1998:
         Revenue                        $ 534,374      34,646         569,020
         Earnings before income taxes      70,945       2,442          73,387
         Net earnings                      44,517       1,538          46,055
         Total assets                     643,694      29,456         673,150
         Total tangible assets            577,551      21,748         599,299
         Total liabilities                360,441      11,515         371,956
         Total equity                     283,253      17,941         301,194
                                          =======      ======         =======

       1997:
         Revenue                          450,819      28,420         479,239
         Earnings before income taxes      58,862       1,673          60,535
         Net earnings                      36,689       1,046          37,735
         Total assets                     388,793      22,836         411,629
         Total tangible assets            341,360      15,109         356,469
         Total liabilities                171,269       8,532         179,801
         Total equity                     217,524      14,304         231,828
                                          =======      ======         =======

       1996:
         Revenue                          313,831      17,712         331,543
         Earnings (loss) before income
           taxes                           42,230        (238)         41,992
         Net earnings (loss)               26,483        (399)         26,084
         Total assets                     223,125      17,728         240,853
         Total tangible assets            216,775      10,096         226,871
         Total liabilities                 94,332       6,136         100,468
         Total equity                     128,793      11,592         140,385
                                          =======      ======         =======

(13) Contingencies

     The Company is involved in various claims and legal actions in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or its expected future consolidated results of operations.


                                                                     (Continued)
                                      -24-

                       ACXIOM CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          March 31, 1998, 1997 and 1996



(14) Dispositions

     Effective August 22, 1997, the Company sold certain assets of its Pro CD subsidiary to a wholly-owned subsidiary of American Business Information, Inc. ("ABI"). ABI acquired the retail and direct marketing operations of Pro CD, along with compiled telephone book data for aggregate cash proceeds of $18.0 million, which included consideration for a compiled telephone book data license. The Company also entered into a data license agreement with ABI under which the Company will pay ABI $8.0 million over a two-year period, and a technology and data license agreement under which ABI will pay the Company $8.0 million over a two-year period. In conjunction with the sale to ABI, the Company also recorded certain valuation and contingency reserves. Included in other income is the gain on disposal related to this transaction of $855,000.

(15) Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

          Cash and cash equivalents, marketable securities, trade receivables, short-term borrowings, and trade payables - The carrying amount approximates fair value because of the short maturity of these instruments.

          Long-term debt - The interest rate on the revolving credit agreement is adjusted for changes in market rates and therefore the carrying value of the credit agreement approximates fair value. The estimated fair value of other long-term debt was determined based upon the present value of the expected cash flows considering expected maturities and using interest rates currently available to the Company for long-term borrowings with similar terms. At March 31, 1998 the estimated fair value of long-term debt approximates its carrying value.

(16) Selected Quarterly Financial Data (Unaudited)

     The table below sets forth selected financial information for each quarter of the last two years (dollars in thousands, except per share amounts):

                                       1st        2nd        3rd        4th
                                     quarter    quarter    quarter    quarter
                                     -------    -------    -------    -------
     1998:
       Revenue                     $ 123,952    135,876    147,043    162,149
       Income from operations         14,852     20,072     20,329     23,884
       Net earnings                    8,186     11,995     11,766     14,108
       Basic earnings per share          .11        .17        .16        .19
       Diluted earnings per share        .10        .15        .15        .18

     1997:
       Revenue                       109,997    116,679    124,531    128,032
       Income from operations         11,688     15,908     20,093     18,663
       Net earnings                    5,906      8,632     11,930     11,267
       Basic earnings per share          .09        .13        .17        .16
       Diluted earnings per share        .08        .11        .15        .14

                       ACXIOM CORPORATION AND SUBSIDIARIES

                  Schedule of Valuation and Qualifying Accounts

                    Years ended March 31, 1998, 1997 and 1996

                                 (In thousands)



                              Additions                Bad               Balance
                  Balance at  charged to    Other     debts      Bad       at
                  beginning   costs and   additions  written    debts    end of
                  of period    expenses    (note)      off    recovered  period
                  ----------  ----------  ---------  -------  ---------  -------

1998:
  Allowance for
    doubtful
    accounts,
    returns and
    credits        $ 4,692       3,094        224     4,777      397      3,630
                     =====       =====      =====     =====      ===      =====

1997:
  Allowance for
    doubtful
    accounts,
    returns and
    credits        $ 2,230       4,402      4,800     7,044      298      4,686
                     =====       =====      =====     =====      ===      =====

1996:
  Allowance for
    doubtful
    accounts,
    returns and
    credits        $ 2,493          150       131       726      182      2,230
                     =====       ======     =====     =====      ===      =====


Note - Other additions in 1998 represent the valuation accounts acquired in the Multinational and STW acquisitions. Other additions in 1997 represent the valuation accounts acquired in the Pro CD and DMI acquisitions. Other additions in 1996 represent the valuation accounts acquired in the Generator and DataQuick acquisitions.


                                      -26-